Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to Inducement Stock Option Agreements between Radius Health, Inc. and certain of its employees of our reports dated February 28, 2019, with respect to the consolidated financial statements of Radius Health, Inc. and the effectiveness of internal control over financial reporting of Radius Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
May 9, 2019